INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated February 1, 2002 and April 24, 2002 on the financial statements of Silver Bow Antique Aviation included in and made part of the registration statement of Silver Bow Antique Aviation dated May
28, 2002.

May 28, 2002

/s/ David M. Winings
     Certified Public Accountant